Exhibit 6.145

[redacted]

THIS FORM HAS IMPORTANT LEGAL CONSEQUENCES AND THE PARTIES SHOULD CONSULT LEGAL AND TAX OR OTHER COUNSEL BEFORE SIGNING.

POST-CLOSING OCCUPANCY AGREEMENT
(Seller Rent-Back Agreement)

Note: This form is to be used only for short-term residential occupancy for a term not to exceed 60 days. A residential lease must be used for a term longer than 60 days.

1. Parties and Property. This Post-Closing Occupancy Agreement (Agreement) is entered into between [redacted] (Seller) and ***Arrived Holdings, Inc.*** (Buyer) relating to the occupancy of the following legally-described real estate in the County of ***El Paso***, Colorado:
LOT 4 BLK 2 FOREST MEADOWS FIL NO 1
known as: ***8824 Canary Circle, Colorado Springs, CO 80908*** (Property).

2. Agreement. Buyer and Seller entered into that certain Contract to Buy and Sell Real Estate dated ***05/09/2022*** and any amendments (Contract). All terms of the Contract are incorporated herein by reference. In the event of any conflict between this Agreement and the Contract, this Agreement controls subject to subsequent amendments to the Contract or this Agreement. This Agreement is conditional upon Closing. If Closing does not occur this Agreement is null and void.

3. Possession. Seller may retain possession of the Property from date of Closing through ***06/10/2022*** , not to exceed 60 days after Closing (Term)) provided, however, Seller may cause an earlier termination upon 5 days written notice to Buyer. Notice must be provided to the address, fax number or email address of the recipient as specified below or as otherwise specified, in writing, by the recipient. Seller agrees to use the Property for Seller's occupancy and personal residence only. Seller's rights and obligations may not be transferred or assigned in whole or in part, voluntarily or involuntarily. The rights and remedies of the parties under this Agreement will survive this Agreement.

4. Maintenance. If necessary, Buyer will, at Buyer's sole expense, maintain, repair and replace the heating and cooling systems including ventilation and ducts, plumbing, electrical wiring, roof and structural components of the Property and all appliances in the Property owned by Buyer and the lawn sprinkler system, if any, if such items were functioning or working properly on the date of Closing. Unless the services are provided by a third-party, e.g., homeowner's association, Seller will maintain the Property as Seller previously maintained the Property to include, but not limited to, landscaping, snow removal and lawn care . Seller will provide timely notice to Buyer of any improvement requiring maintenance or repair.

5. Damage to Property. During the Term, Seller, at Seller's sole expense, will keep the improvements and any personal property on the Property owned by Buyer in the same condition and repair as of the date of Closing, normal wear and tear excepted. Seller is responsible for any misuse, waste, neglect or damage to the Property or personal property on the Property caused by Seller or Seller's family or invitees after Closing. Seller is not responsible for any damage if not caused by Seller or Seller's family or invitees.

6. Buyer Access. Upon not less than 24 hours prior notice to Seller, Buyer will have access to the Property at all reasonable times and Buyer, or Buyer's designee, may enter the Property. However, in the event of an emergency Buyer may enter the Property without notice to Seller.

7. Restoration. Buyer has the right, but not the obligation, to restore the Property and any items of personal property owned by Buyer to the same condition of repair and cleanliness as existed at the date of Closing, excluding normal wear and tear, and, if Seller is responsible for such damage pursuant to §4 or §5, Seller will pay Buyer, in addition to the Rent, the costs of such repair or replacement. Additionally, Buyer may apply Seller's security deposit towards the cost of any such repair or replacement in accordance with Colorado law.

8. Rent. Rent for the Term is $***1,000***, payable to Buyer, in advance, at Closing and delivery of deed. Should Seller vacate before the end of the Term, the unearned rent ☒ **Will** ☐ **Will Not** be prorated and refunded to Seller.

[redacted]

9. Compliance with Law. During the Term, Seller agrees to abide by all federal, state and local laws as well as any applicable Owner's Association rules and regulations. Seller agrees that Seller will not store or use any hazardous materials on the Property other than those materials customarily used or stored for a residential home.

10. Failure to Vacate. Should Seller not timely surrender possession of the Property to Buyer, Seller will be subject to eviction and additionally liable to Buyer for payment of $ ***300*** per day from and after the Term until possession is delivered to Buyer in addition to any other damages awarded by a Court of competent jurisdiction.

11. Water and Sewer. Water and sewer charges incurred for use during the Term will be paid by ☒**Seller** ☐ **Buyer**.

12. Electric and Gas. Electric and gas service incurred for use during the Term will be paid by ☒**Seller** ☐**Buyer.** Arrangements for the final reading and payments for said utilities and services may be made by either party. Any other utility or service used by Seller during the Term will be paid for by Seller.

13. Seller's Renter's Insurance Policy. Seller ☒**Will** ☐**Will Not** maintain and pay the cost of a Seller's "Renter's Policy" and supply to Buyer evidence of such insurance at or before Closing, if appliable. Seller agrees to reimburse Buyer for Buyer's reasonable attorney fees and indemnify and hold Buyer harmless from all injury, loss, claim or damage to any person or property caused by Seller, Seller's family or invitees that is not paid by Seller's insurance.

14. Buyer's Insurance Policy. Buyer agrees to maintain and pay the cost of an Owner's Property Insurance Policy (which may be in the form of a Landlord's policy) from Closing.

15. Security Deposit. Seller agrees that a security deposit in the amount of $ ***0*** payable to Buyer, will be paid at Closing and held by Buyer. The parties agree that the security deposit will be disbursed within 30 days after the Term in accordance with Colorado law.

16. Attorney Fees and Costs. Anything to the contrary herein notwithstanding, in the event of any arbitration or litigation relating to this Agreement, prior to or after the Term, the arbitrator or court must award to the prevailing party all reasonable costs and expenses, including attorney fees, legal fees and expenses.

17. Additional Provisions. (The following additional provisions have not been approved by the Colorado Real Estate Commission.)

Possession shall be on 06/10/2022 at 12PM.

[redacted] Date: ***5/10/2022***

Seller: [redacted]
Address:

Phone No.:
Fax No.:
Electronic
Address:

[redacted] Date: ***5/10/2022***

Seller: [redacted]
Address:

Phone No.:
Fax No.:
Email
Address:

Date: ***5/9/2022***

[redacted]

Buyer: ***Arrived Holdings, Inc.***
By: [redacted], VP of Investments

Address:

Phone No.:
Fax No.:
Email
Address:

PCO70-6-20. POST-CLOSING OCCUPANCY AGREEMENT